Exhibit 99.1

Oaktree Announces $250 Million Offering of Senior Notes

May 01, 2020 05:47 PM Eastern Daylight Time

LOS ANGELES—(BUSINESS WIRE)—Oaktree Capital Group, LLC (the “Company”) (NYSE: OAK-PA and OAK-PB) today announced that Oaktree Capital Management, L.P. (the “Issuer”) has received commitments from certain accredited investors (collectively, “the Investors”) to purchase $200 million of its 3.64% senior notes due 2030 and $50 million of its 3.84% senior notes due 2035 (collectively, the “Notes”) to be guaranteed by Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF Investments, L.P. (the “Guarantors”). The Issuer and the Guarantors are owned directly or indirectly by Oaktree Capital Group Holdings, L.P. and Brookfield Asset Management Inc. (“Brookfield”). Brookfield holds all of the Class A common units of the Company, which represent all of the common economic interests in the Company. The Notes are senior unsecured obligations of the Issuer, jointly and severally guaranteed by the Guarantors. The Issuer intends to use the proceeds from the sale of the Notes for general corporate purposes, including paying down amounts outstanding on the revolving credit facility under which the Issuer and the Guarantors are borrowers. The offering of the Notes is subject to the execution of definitive documents and is expected to close on or before July 22, 2020.

The offer and sale of the Notes will be made solely in private placement transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Contacts

Investor Relations:

Oaktree Capital Group, LLC

John Dahlem, 213-830-6932

investorrelations@oaktreecapital.com

Corporate Communications:

Oaktree Capital Group, LLC

Andrea D. Williams, 213-830-6483

mediainquiries@oaktreecapital.com